Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contact:	Gregory S. Panagos
+1 713-232-7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: February 23, 2011

+1 713-232-7647

TRANSOCEAN LTD. REPORTS FOURTH QUARTER

AND FULL-YEAR 2010 RESULTS

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported a net loss attributable to controlling interest for the three months ended December 31, 2010 of $799 million or $2.51 per diluted share. The results compare to net income attributable to controlling interest of $723 million, or $2.24 per diluted share for the three months ended December 31, 2009.

Fourth Quarter 2010

Fourth quarter 2010 results were adversely impacted by $1.017 billion of after tax items, or $3.19 per diluted share, which include:

•

An after-tax, non-cash charge of $1.010 billion, or $3.16 per diluted share. The charge resulted from an impairment of our Standard Jackup asset group. Calculated based on U.S. Generally Accepted Accounting Principles, the charge is due to a current and projected decline in dayrates and utilization that has adversely impacted this asset group.

•	a $13 million loss on retirement of debt associated with repurchases of a portion of our convertible senior notes, and

•	$6 million of income as a result of the TODCO tax sharing agreement and other matters.

Fourth quarter 2010 results also included expenses associated with the Macondo well incident of $28 million, or $25 million, after tax, or $0.08 per diluted share. These expenses include legal and internal investigation costs, professional fees and increased insurance premiums.

Full Year 2010

For the year ended December 31, 2010, net income attributable to controlling interest totaled $961 million, or $2.99 per diluted share. Net income for the year ended December 31, 2010 included after-tax charges of $854 million, or $2.65 per diluted share, resulting primarily from the $1.010 billion impairment of our Standard Jackups. Other charges for the full year totaled $111 million and included litigation matters, an impairment of oil and gas properties, a loss on the sale of two rigs and losses on the early retirement of debt and other matters. Partially offsetting these charges was a $267 million after-tax gain resulting from insurance recoveries associated with the loss of the Deepwater Horizon.

Full-year 2010 results also included additional expenses associated with the Macondo well incident of $137 million, or $116 million after tax, or $0.36 per diluted share. These expenses include legal costs, internal investigation costs, professional fees and increased insurance premiums.

For 2009, net income attributable to controlling interest was $3.181 billion, or $9.84 per diluted share. Net income for the year ended December 31, 2009 included after-tax charges of $498 million, or $1.55 per diluted share, resulting primarily from impairments of intangible assets and two rigs held for sale, litigation matters, losses on the early retirement of debt and adjustments associated with the GlobalSantaFe merger. These charges were partially offset by gains on the sale of our interest in a joint venture and settlements of certain tax matters.

Operations Quarterly Review

Revenues for the three months ended December 31, 2010 were $2.160 billion, compared to revenues of $2.309 billion during the three months ended September 30, 2010. The $149 million decrease was primarily due to:

•	$90 million of decreased utilization, primarily from rigs that were stacked or idled,

•	a $52 million charge related to a customer dispute in the U.S. Gulf of Mexico,

•	$41 million from increased shipyard activity,

•	$18 million of reduced revenue on completion of the GSF Arctic IV charter,

•	offset by $44 million due to increased drilling management services revenue, and

•	$8 million of other net favorable variances.

Operating and maintenance expenses totaled $1.352 billion for the fourth quarter 2010, up approximately 11 percent compared to $1.213 billion for the prior quarter. The $139 million quarter-to-quarter increase in operating and maintenance costs was primarily due to:

•	$73 million of increased shipyard and contract preparation costs,

•	$35 million of increased costs associated with drilling management services activity,

•	$34 million resulting from increased maintenance expense,

•	offset by $3 million of net favorable variances.

General and administrative expenses were $67 million for the fourth quarter 2010 compared to $59 million in the previous quarter. The $8 million increase was due, in part, to increases in non-rig related insurance costs and other miscellaneous items.

Liquidity and Interest Expense

Interest expense, net of amounts capitalized for the fourth quarter 2010, was $152 million, compared to $142 million in the third quarter 2010, reflecting the full quarter impact of the issuance of $2 billion of new senior notes during the third quarter. Interest expense, for the full year 2010 net of amounts capitalized, was $567 million, compared to $484 million for the full year 2009. The increase in interest expense was mainly due to lower capitalized interest expense in 2010.

Cash flow from operating activities increased to $796 million for the fourth quarter 2010 compared to $709 million for the third quarter 2010. For the full year 2010, cash flow from operating activities totaled $3.946 billion compared to $5.598 billion for the full year 2009.

Effective Tax Rate

Transocean’s Annual Effective Tax Rate(1), which excludes various discrete items, for the fourth quarter 2010 and the full year ended December 31, 2010 was a benefit of 18.7 percent and an expense of 13.8 percent, respectively. The Effective Tax Rate(2) for the fourth quarter 2010 and the full year ended December 31, 2010 was 4.1 percent and 23.9 percent, respectively. Transocean’s Effective Tax Rate reflects the impact of changes in estimates as well as the impact of impairments. The decline in the Annual Effective Tax Rate for the full year 2010 was due to a tax benefit realized in the fourth quarter resulting primarily from the relocation of certain rigs.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. EST, 4:00 p.m. Swiss time, on February 24, 2011. To participate, dial +1 719-325-2327 and refer to confirmation code 1432993 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations.” A file containing four charts to be discussed during the conference call, titled “4Q10 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/Quarterly Toolkit.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”A telephonic replay of the conference call should be available after 1:00 p.m. EST, 7:00 p.m. Swiss time, on February 24, 2011, and can be accessed by dialing +1 719-457-0820 and referring to the passcode 1432993. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses. Both replay options will be available for approximately 30 days.

About Transocean

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 138 mobile offshore drilling units as well as one ultra-deepwater drillship and three high-specification jackups under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 47 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 25 Midwater Floaters, nine High-Specification Jackups, 54 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

(1) Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(2) Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

For more information about Transocean, please visit our website at www.deepwater.com.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Operating revenues
Contract drilling revenues	$2,032	$2,546	$8,967	$10,607
Contract drilling intangible revenues	13	44	98	281
Other revenues	115	143	511	668

	2,160	2,733	9,576	11,556

Costs and expenses
Operating and maintenance	1,352	1,296	5,119	5,140
Depreciation, depletion and amortization	394	382	1,589	1,464
General and administrative	67	46	247	209

	1,813	1,724	6,955	6,813

Loss on impairment	(1,010)	—	(1,012)	(334)
Gain (loss) on disposal of assets, net	1	(6)	257	(9)

Operating income	(662)	1,003	1,866	4,400

Other income (expense), net
Interest income	6	3	23	5
Interest expense, net of amounts capitalized	(152)	(119)	(567)	(484)
Loss on retirement of debt	(13)	(12)	(33)	(29)
Other, net	(8)	23	10	32

	(167)	(105)	(567)	(476)

Income (loss) before income tax expense	(829)	898	1,299	3,924
Income tax expense (benefit)	(34)	181	311	754

Net income (loss)	(795)	717	988	3,170
Net income (loss) attributable to noncontrolling interest	4	(6)	27	(11)

Net income (loss) attributable to controlling interest	$(799)	$723	$961	$3,181

Earnings per share
Basic	$(2.51)	$2.24	$2.99	$9.87
Diluted	$(2.51)	$2.24	$2.99	$9.84

Weighted average shares outstanding
Basic	319	321	320	320
Diluted	319	322	320	321

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2010	2009
Assets
Cash and cash equivalents	$3,394	$1,130
Accounts receivable, net
Trade	1,811	2,330
Other	189	55
Materials and supplies, net	517	462
Deferred income taxes, net	115	104
Assets held for sale	—	186
Other current assets	169	209

Total current assets	6,195	4,476

Property and equipment	27,007	27,383
Property and equipment of consolidated variable interest entities	2,214	1,968
Less accumulated depreciation	7,763	6,333

Property and equipment, net	21,458	23,018

Goodwill	8,132	8,134
Other assets	1,026	808

Total assets	$36,811	$36,436

Liabilities and equity
Accounts payable	$847	$780
Accrued income taxes	116	240
Debt due within one year	1,917	1,568
Debt of consolidated variable interest entities due within one year	95	300
Other current liabilities	861	730

Total current liabilities	3,836	3,618

Long-term debt	8,354	8,966
Long-term debt of consolidated variable interest entities	855	883
Deferred income taxes, net	594	726
Other long-term liabilities	1,772	1,684

Total long-term liabilities	11,575	12,259

Commitments and contingencies
Redeemable noncontrolling interest	25	—

Shares, CHF 15.00 par value, 335,235,298 authorized, 167,617,649 conditionally authorized, 335,235,298 issued and 319,080,678 outstanding at December 31, 2010; and 502,852,947 authorized; 167,617,649 conditionally authorized, 335,235,298 issued and 321,223,882 outstanding at December 31, 2009	4,482	4,472
Additional paid-in capital	7,504	7,407
Treasury shares, at cost, 2,863,267 and none held at December 31, 2010 and 2009, respectively	(240)	—
Retained earnings	9,969	9,008
Accumulated other comprehensive loss	(332)	(335)

Total controlling interest shareholders’ equity	21,383	20,552

Noncontrolling interest	(8)	7

Total equity	21,375	20,559

Total liabilities and equity	$36,811	$36,436

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities
Net income (loss)	$(795)	$717	$988	$3,170
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of drilling contract intangibles	(13)	(44)	(98)	(281)
Depreciation, depletion and amortization	394	382	1,589	1,464
Share-based compensation expense	23	15	102	81
Excess tax benefit from share-based compensation plans	—	8	(1)	(2)
(Gain) loss on disposal of assets, net	(1)	6	(257)	9
Loss on impairment	1,010	—	1,012	334
Loss on retirement of debt	13	12	33	29
Amortization of debt issue costs, discounts and premiums, net	41	49	189	209
Deferred income taxes	(71)	(37)	(145)	13
Other, net	(2)	(23)	(1)	7
Deferred revenue, net	—	97	205	169
Deferred expenses, net	(24)	—	(79)	(38)
Changes in operating assets and liabilities	221	(7)	409	434

Net cash provided by operating activities	796	1,175	3,946	5,598

Cash flows from investing activities
Capital expenditures	(428)	(857)	(1,411)	(3,052)
Proceeds from disposal of assets, net	9	8	60	18
Proceeds from insurance recoveries for loss of drilling unit	—	—	560	—
Proceeds from payments on notes receivable	6	—	37	—
Proceeds from short-term investments	32	142	37	564
Purchases of short-term investments	—	(1)	—	(269)
Joint ventures and other investments, net	1	40	(4)	45

Net cash used in investing activities	(380)	(668)	(721)	(2,694)

Cash flows from financing activities
Change in short-term borrowings, net	(62)	(136)	(193)	(382)
Proceeds from debt	—	169	2,054	514
Repayments of debt	(1,599)	(288)	(2,565)	(2,871)
Purchases of shares held in treasury	—	—	(240)	—
Financing costs	—	—	(15)	(2)
Proceeds from (taxes paid for) share-based compensation plans, net	2	1	(1)	17
Excess tax benefit from share-based compensation plans	—	(8)	1	2
Other, net	1	(1)	(2)	(15)

Net cash used in financing activities	(1,658)	(263)	(961)	(2,737)

Net increase (decrease) in cash and cash equivalents	(1,242)	244	2,264	167
Cash and cash equivalents at beginning of period	4,636	886	1,130	963

Cash and cash equivalents at end of period	$3,394	$1,130	$3,394	$1,130

TRANSOCEAN LTD.

FLEET OPERATING STATISTICS

	Operating Revenues ($ Millions) (1)
	Three months ended			Twelve months ended December 31,
	December 31, 2010	September 30, 2010	December 31, 2009	2010	2009
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$740	$720	$890	$3,171	$2,997
Deepwater Floaters	339	350	449	1,461	1,731
Harsh Environment Floaters	155	178	155	674	613
Total High-Specification Floaters	1,234	1,248	1,494	5,306	5,341
Midwater Floaters	477	572	537	2,093	2,507
High-Specification Jackups	56	78	86	320	469
Standard Jackups	259	298	422	1,222	2,257
Other Rigs	6	8	7	26	33
Subtotal	2,032	2,204	2,546	8,967	10,607
Contract Intangible Revenue	13	23	44	98	281
Other Revenues
Client Reimbursable Revenues	34	40	46	152	194
Integrated Services and Other	15	10	48	68	206
Drilling Management Services	57	25	41	261	239
Oil and Gas Properties	9	7	8	30	29
Subtotal	115	82	143	511	668
Total Company	$2,160	$2,309	$2,733	$9,576	$11,556

	Average Daily Revenue (1)
	Three months ended			Twelve months ended December 31,
	December 31, 2010	September 30, 2010	December 31, 2009	2010	2009
High-Specification Floaters:
Ultra Deepwater Floaters	$435,900	$422,800	$486,200	$457,300	$462,700
Deepwater Floaters	$395,600	$365,600	$346,600	$384,900	$344,900
Harsh Environment Floaters	$366,800	$414,100	$405,800	$401,900	$378,000
Total High-Specification Floaters	$414,500	$403,900	$425,900	$427,600	$407,200
Midwater Floaters	$298,500	$328,400	$325,100	$319,600	$322,800
High-Specification Jackups	$162,600	$138,100	$175,100	$152,000	$166,300
Standard Jackups	$110,600	$113,200	$147,300	$118,700	$152,600
Other Rigs	$73,000	$72,900	$72,300	$72,700	$54,700
Total Drilling Fleet	$276,600	$271,200	$295,700	$282,700	$271,400

	Utilization (1)
	Three months ended			Twelve months ended December 31,
	December 31, 2010	September 30, 2010	December 31, 2009	2010	2009
High-Specification Floaters:
Ultra Deepwater Floaters	76%	77%	91%	79%	92%
Deepwater Floaters	58%	65%	88%	65%	86%
Harsh Environment Floaters	92%	93%	83%	92%	89%
Total High-Specification Floaters	71%	75%	89%	76%	89%
Midwater Floaters	68%	73%	69%	69%	79%
High-Specification Jackups	38%	61%	53%	58%	77%
Standard Jackups	46%	52%	57%	51%	74%
Other Rigs	48%	50%	50%	49%	66%
Total Drilling Fleet	58%	64%	69%	63%	80%

(1)

Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Ltd. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In millions)

	Three months ended			Twelve months ended
	Dec 31, 2010	Sept 30, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
Income before income taxes	$(829)	$497	$898	$1,299	3,924
Add back (subtract):
Litigation matters	1	14	(24)	27	108
Gain on loss of Deepwater Horizon	—	—	—	(267)
(Gain) Loss on disposal of other assets, net	—	—	—	14	(2)
Loss on impairment of other assets, net	1,010	—	—	1,012	334
Loss of impairment of oil and gas properties	—	—	—	21	—
GSF merger related costs and other, net	(8)	—	4	(2)	5
(Gain) loss on retirement of debt	13	22	12	33	29
Gain on sale of interests in joint ventures	—	—	(34)	—	(30)

Adjusted income before income taxes	187	533	856	2,137	4,368

Income tax expense	(34)	118	181	311	754
Add back (subtract):
Loss of impairment of oil and gas properties	—	—	—	7	—
Loss on impairment of other assets, net	—	—	18	—	18
GSF merger related costs	—	—	—	1	2
Tax effect of the Patient Proctection and Affordable Care Act	—	—	—	(2)	—
Changes in estimates (1)	(1)	(7)	(50)	(21)	(74)

Adjusted income tax expense (2)	$(35)	$111	$149	$296	$700

Effective Tax Rate (3)	4.1%	23.8%	20.1%	23.9%	19.2%

Annual Effective Tax Rate (4)	-18.7%	20.8%	17.4%	13.8%	16.0%

(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.
(2)	The three months ended December 31, 2010 includes ($61) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.
(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)	Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.